Exhibit 99.1

Investor Relations Contact:	Media Relations Contact:
Will Davis	Dave Mellin
+1 312-517-5725	+1 303-301-3606
ir@gogoair.com	pr@gogoair.com

Gogo Announces Fourth Quarter and Full-Year 2019 Financial Results

Q4 and Full-Year 2019 Highlights

•	Consolidated revenue of $221.3 million in Q4 2019, up 2% from Q4 2018; Net loss of $22.4 million in Q4 2019

•	Adjusted EBITDA(1) of $34.4 million in Q4 2019, resulting in record full-year 2019 Adjusted EBITDA of $145.6 million

•	Record BA Reportable Segment Profit of $41.7 million in Q4 2019, up 17% from Q4 2018

•

2019 Cash Flow from Operating Activities of $64.1 million; Free Cash Flow(1) improvement of $162.6 million in 2019 versus 2018, significantly exceeding guidance of improving Free Cash Flow by at least $100 million for the year

•

Reached 1,407 2Ku and 1,657 total CA satellite aircraft online as of December 31, 2019, with a backlog of nearly 950 2Ku aircraft(2), which included 150 new commitments from existing customers in the quarter. In Q4 2019, 2Ku aircraft online increased by 118.

•

As of January 28, 2020, total flights on Gogo’s AVANCE L5 and L3 systems reached 244,000, totaling 154 million miles flown. These milestones were reached approximately two years after the L5 launch in late 2017

•	Qatar Airways selected Gogo’s 2Ku solution for high-speed inflight connectivity and live TV on 70 Boeing and Airbus aircraft, with service expected to begin in 2020

CHICAGO – March 13, 2020 – Gogo (NASDAQ: GOGO), the leading global provider of broadband connectivity products and services for aviation, today announced its financial results for the quarter and full-year ended December 31, 2019.

Fourth Quarter 2019 Consolidated Financial Results

•	Consolidated revenue increased to $221.3 million, up 2% from $217.2 million in Q4 2018

•	Service revenue of $167.2 million increased 4% from $160.0 million in Q4 2018, due to BA and CA-ROW service revenue growth

•	Equipment revenue of $54.1 million declined 5% from $57.2 million in Q4 2018, primarily due to lower CA-ROW and CA-NA equipment revenue

•	Net loss of $22.4 million improved from a net loss of $59.7 million in Q4 2018 due to a loss on debt extinguishment in 2018 and improved operating performance in 2019

•	Adjusted EBITDA(1) increased to $34.4 million, up 78% from $19.4 million in Q4 2018, primarily driven by strong BA results and reduced reportable segment loss in CA-ROW

•	Cash and cash equivalents were $170.0 million as of December 31, 2019.

COVID-19 (Coronavirus) Update

Given the uncertain impact that the quickly evolving COVID-19 (Coronavirus) pandemic will have on our business, Gogo is not providing 2020 financial guidance in this release. Gogo is closely tracking the impact of COVID-19 on global travel and its airline partners specifically and will provide a further update as appropriate.

“Our efforts are currently centered on managing the effects of the Coronavirus outbreak on our customers and employees,” said Oakleigh Thorne, Gogo’s President and CEO. “Gogo finished 2019 strongly as the Company benefitted from continued execution and a sharp uptick in our BA results in the fourth quarter. We are focused on positioning the Company for ultimate value creation as our industry rapidly evolves.”

“Our operational and financial discipline produced Free Cash Flow well ahead of our projections for the year and record Adjusted EBITDA,” said Barry Rowan, Gogo’s Executive Vice President and CFO. “Our Free Cash Flow improvement of $163 million in 2019 versus 2018 significantly exceeded our guidance of an improvement of $100 million.”

Fourth Quarter 2019 Business Segment Financial Results

Business Aviation (BA)

•	Total revenue increased to $85.9 million, up 17% from Q4 2018, driven by strong growth in both service and equipment revenue

•	Service revenue increased to $58.6 million, up 14% from Q4 2018, driven by a 9% increase in ATG units online and a 5% increase in average monthly service revenue per ATG unit online

•	Equipment revenue increased to $27.3 million, up 22% from Q4 2018, based on continuing strong demand for AVANCE L5 and L3 systems

•	Reportable segment profit increased to $41.7 million, up 17% from Q4 2018, with reportable segment profit margin of 49%. Q4 2019 reportable segment profit was an all-time quarterly record for BA.

Commercial Aviation—North America (CA-NA)

•	Total revenue decreased to $92.1 million, down 5% from Q4 2018

•

Service revenue decreased to $85.5 million, down 4% from Q4 2018, due primarily to the deinstallation of ATG equipment on American Airlines aircraft, which was completed in June 2019, and the full impact of American Airlines’ shift to the airline-directed model

•	Equipment revenue decreased to $6.6 million, down 16% from Q4 2018, due to the shift in mix from airline-directed to turnkey installations

•	Reportable segment profit decreased to $15.2 million, down 11% from Q4 2018, due to lower revenue and higher satcom expense partially offset by lower operating expenses

•	Aircraft online decreased to 2,442 as of December 31, 2019 from 2,551 as of December 31, 2018 due to the previously planned removal of older mainline ATG aircraft from airlines’ operating fleets

•	Take rates increased to 13.6% in Q4 2019, up from 12.9% in Q4 2018

•	Net annualized ARPA decreased to $112,000, down 1% from $113,000 in Q4 2018

Commercial Aviation—Rest of World (CA-ROW)

•	Total revenue decreased to $43.4 million, down 7% from Q4 2018

•	Service revenue increased to $23.1 million, up 20% from Q4 2018, due to an increase in aircraft online

•	Equipment revenue decreased to $20.2 million, down 25% from Q4 2018, due to a shift in mix from airline-directed to turnkey installations

•	Reportable segment loss improved to $15.1 million, a 37% improvement from Q4 2018, due to increased service revenue and lower cost of equipment revenue and operating expenses

•	Aircraft online increased to 792 as of December 31, 2019, up from 589 as of December 31, 2018

•	Take rates were 13.7% in Q4 2019, consistent with Q4 2018

•

Net annualized ARPA of $122,000 in Q4 2019 declined from $144,000 in Q4 2018, due primarily to the significant growth in new aircraft fleets online, which typically initially generate lower net annualized ARPA

Full-Year 2019 Consolidated Financial Results

•	Consolidated revenue of $835.7 million

•	Service revenue increased to $664.4 million, up 5% from 2018, due to BA and CA-ROW service revenue growth, partially offset by a decline in CA-NA service revenue

•

Equipment revenue decreased to $171.4 million, down 35% from 2018, primarily due to fewer 2Ku installations, a shift in mix from airline-directed to turnkey installations and the transition to the airline-directed model by one airline in January 2018, as previously reported. This shift to the airline-directed model increased equipment revenue by approximately $45.4 million for the year ended December 31, 2018.

•

Net loss decreased to $146.0 million, an improvement of 10% from 2018, primarily related to the performance improvement in CA-ROW and CA-NA. Excluding the loss on extinguishment of debt from both 2019 and 2018, net loss would have improved by 38% from 2018

•

Adjusted EBITDA(1) increased to $145.6 million, an increase of more than 100% from $71.2 million in 2018, primarily related to improved reportable segment profit in CA-NA and decreased reportable segment loss in CA-ROW

•	Free Cash Flow(1) improved by $162.6 million in 2019 as compared with 2018, substantially exceeding previously released guidance of an improvement of at least $100 million.

(1)	See “Non-GAAP Financial Measures” below.
(2)

Please refer to the definition of “backlog” in our Annual Report on Form 10-K for the year ended December 31, 2019 as filed with the Securities and Exchange Commission on March 13, 2020, under the heading “Contracts with Airline Partners” in Item 1.

Change in Reportable Segment Presentation

During the fourth quarter of 2019, the Company revised the presentation of its reportable segments’ operating results in order to exclude the impact of certain corporate costs from the calculation of total reportable segment profit (loss). This change is intended to provide better visibility to the operating performance of the Company’s reportable segments by excluding the costs of corporate functions that are not directly attributable to the Company’s reportable segments (including costs associated with executive, legal, finance and human resources). This change has also been applied retrospectively to the Company’s comparative historical financial information presented in this earnings release. This revised presentation of reportable segment operating results does not impact Gogo’s consolidated results or reportable segment revenue or cost of revenue.

Conference Call

The Company will host its fourth quarter conference call on March 13, 2020 at 8:30 a.m. ET. A live webcast of the conference call, as well as a replay, will be available online on the Investor Relations section of the Company’s website at http://ir.gogoair.com. Participants can access the call by dialing (844) 464-3940 (within the United States and Canada) or (765) 507-2646 (international dialers) and entering conference ID number 4185846.

Non-GAAP Financial Measures

We report certain non-GAAP financial measurements, including Adjusted EBITDA, Free Cash Flow and Unlevered Free Cash Flow in the supplemental tables below. Management uses Adjusted EBITDA, Free Cash Flow and Unlevered Free Cash Flow for business planning purposes, including managing our business against internally projected results of operations and measuring our performance and liquidity. These supplemental performance measures also provide another basis for comparing period to period results by excluding potential differences caused by non-operational and unusual or non-recurring items. These supplemental performance measurements may vary from and may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA, Free Cash Flow and Unlevered Free Cash Flow are not recognized measurements under accounting principles generally accepted in the United States, or GAAP; when analyzing our performance with Adjusted EBITDA or liquidity with Free Cash Flow or Unlevered Free Cash Flow, as applicable, investors should (i) evaluate each adjustment in our reconciliation to the corresponding GAAP measure, and the explanatory footnotes regarding those adjustments, (ii) use Adjusted EBITDA in addition to, and not as an alternative to, net loss attributable to common stock as a measure of operating results and (iii) use Free Cash Flow or Unlevered Free Cash Flow in addition to, and not as an alternative to, consolidated net cash provided by (used in) operating activities when evaluating our liquidity.

Cautionary Note Regarding Forward-Looking Statements

Certain disclosures in this press release and related comments by our management include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements regarding our business outlook, industry, business strategy, plans, goals and expectations concerning our market position, international expansion, future technologies, future operations, margins, profitability, future efficiencies, capital expenditures, liquidity and capital resources and other financial and operating information. When used in this discussion, the words “anticipate,” “assume,” “believe,” “budget,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “future” and the negative of these or similar terms and phrases are intended to identify forward-looking statements in this press release.

Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Although we believe the expectations reflected in the forward-looking statements are reasonable, we can give you no assurance these expectations will prove to have been correct. Some of these expectations may be based upon assumptions, data or judgments that prove to be incorrect. Actual events, results and outcomes may differ materially from our expectations due to a variety of known and unknown risks, uncertainties and other factors. Although it is not possible to identify all of these risks and factors, they include, among others, the following: the loss of or failure to realize the anticipated benefits from agreements with our airline partners or customers on a timely basis or any failure to renew any existing agreements upon expiration or termination, including the results of our ongoing discussions with Delta Air Lines with respect to its transition to free service, which may involve a decision to pursue supplier diversification for its domestic mainline fleet; the failure to maintain airline and passenger satisfaction with our equipment or our service; any inability to timely and efficiently deploy and operate our 2Ku service or implement our technology roadmap, including developing and deploying upgrades and installations of our ATG-4 and 2Ku technologies, Gogo 5G, any technology to which our ATG or satellite networks evolve and other new technologies, for any reason, including technological issues and related remediation efforts, changes in regulations or regulatory delays affecting us, or our suppliers, some of whom are single source, or the failure by our airline partners or customers to roll out equipment upgrades or new services or adopt new technologies in order to support increased demand and network capacity constraints, including as a result of airline partners shifting to a free-to-passenger business model; the timing of deinstallation of our equipment from aircraft, including deinstallations resulting from aircraft retirements and other deinstallations permitted by certain airline contract provisions; the loss of relationships with original equipment manufacturers or dealers; our ability to make our equipment factory line-fit available on a timely basis; our ability to develop or purchase ATG and satellite network capacity sufficient to accommodate current and expected growth in passenger demand in North America and internationally as we expand; our reliance on third-party suppliers, some of whom are single source, for satellite capacity and other services and the equipment we use to provide services to commercial airlines and their passengers and business aviation customers; unfavorable economic conditions in the airline industry and/or the economy as a whole, including those related to the impact of COVID-19 on restrictions on and demand for air travel as well as disruptions to supply chain and installations; governmental action restricting trade with China or other foreign countries; our ability to expand our international or domestic operations, including our ability to grow our business with current and potential future airline partners and customers and the effect of shifts in business models, including a shift toward airlines providing free service to passengers; an inability to compete effectively with other current or future providers of in-flight connectivity services and other products and services that we offer, including on the basis of price, service performance and line-fit availability; our ability to successfully develop and monetize new products and services such as Gogo Vision and Gogo TV, including those that were recently released, are currently being offered on a limited or trial basis, or are in various stages of development; our ability to certify and install our equipment and deliver our products and services, including newly developed products and services, on schedules consistent with our contractual commitments to customers; the failure of our equipment or material defects or errors in our software resulting in recalls or substantial warranty claims; a revocation of, or reduction in, our right to use licensed spectrum, the availability of other air-to-ground spectrum to a competitor or the repurposing by a competitor of other spectrum for air-to-ground use; our use of open source software and licenses; the effects of service interruptions or delays, technology failures and equipment failures or malfunctions arising from defects or errors in our software or defects in or damage to our equipment; the limited operating history of our CA-ROW segment; contract changes and implementation issues resulting from decisions by airlines to transition from the turnkey model to the airline-directed model or vice versa; increases in our projected capital expenditures due to, among other things, unexpected costs incurred in connection with the roll-out of our technology roadmap or our international expansion; compliance with U.S. and foreign government regulations and standards, including those related to regulation of the Internet, including e-commerce or online video distribution changes, and the installation and operation of satellite equipment and our ability to obtain and maintain all necessary regulatory approvals to install and operate our equipment in the United States and foreign jurisdictions; our, or our technology suppliers’, inability to effectively innovate; obsolescence of, and our ability to access parts, products, equipment and support services compatible with, our existing products and technologies; costs associated with defending existing or future intellectual property infringement, securities and derivative litigation and other litigation or claims and any negative outcome or effect of pending or future litigation; our ability to protect our intellectual property; breaches of the security of our information technology network, resulting in unauthorized access to our customers’ credit card information or other personal information; our substantial indebtedness, limitations and restrictions in the agreements governing our indebtedness and our ability to service our indebtedness; our ability to obtain additional financing for operations, or financing intended to refinance our existing indebtedness on acceptable terms or at all; fluctuations in our operating results; our ability to attract and retain customers and to capitalize on revenue from our platform; the demand for and market acceptance of our products and services; changes or developments in the regulations that apply to us, our business and our industry, including changes or developments affecting the ability of passengers or airlines to use our in-flight connectivity services; a future act or threat of terrorism, cybersecurity attack or other events that could result in adverse regulatory changes or developments, or otherwise adversely affect our business and industry; our ability to attract and retain qualified employees, including key personnel; the effectiveness of our marketing and advertising and our ability to maintain and enhance our brands; our ability to manage our growth in a cost-effective manner and integrate and manage acquisitions; compliance with anti-corruption laws and regulations in the jurisdictions in which we operate, including the Foreign Corrupt Practices Act and the (U.K.) Bribery Act 2010; restrictions on the ability of U.S. companies to do business in foreign countries, including, among others, restrictions imposed by the U.S. Office of Foreign Assets Control; difficulties in collecting accounts receivable; our ability to successfully implement improvements to systems, operations, strategy and procedures needed to support our growth and to effectively evaluate and pursue strategic opportunities; and other events beyond our control that may result in unexpected adverse operating results.

Additional information concerning these and other factors can be found under the caption “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2019 as filed with the Securities and Exchange Commission (“SEC”) on March 13, 2020.

Any one of these factors or a combination of these factors could materially affect our financial condition or future results of operations and could influence whether any forward-looking statements contained in this report ultimately prove to be accurate. Our forward-looking statements are not guarantees of future performance, and you should not place undue reliance on them. All forward-looking statements speak only as of the date made and we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

About Gogo

Gogo is the inflight internet company. We are the leading global provider of broadband connectivity products and services for aviation. We design and source innovative network solutions that connect aircraft to the Internet, and develop software and platforms that enable customizable solutions for and by our aviation partners. Once connected, we provide industry leading reliability around the world. Our mission is to help aviation go farther by making planes fly smarter, so our aviation partners perform better and their passengers travel happier.

Gogo’s products and services are installed on thousands of aircraft operated by the leading global commercial airlines and thousands of private aircraft, including those of the largest fractional ownership operators. Gogo is headquartered in Chicago, IL, with additional facilities in Broomfield, CO, and locations across the globe. Connect with us at gogoair.com.

Gogo Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	For the Three Months		For the Years
	Ended December 31,		Ended December 31,
	2019	2018	2019	2018
Revenue:
Service revenue	$167,211	$160,037	$664,353	$630,147
Equipment revenue	54,099	57,187	171,373	263,617

Total revenue	221,310	217,224	835,726	893,764

Operating expenses:
Cost of service revenue (exclusive of items shown below)	84,342	73,569	297,848	291,642
Cost of equipment revenue (exclusive of items shown below)	40,596	51,641	134,728	222,244
Engineering, design and development	28,093	31,886	108,610	120,090
Sales and marketing	11,510	13,532	49,156	58,823
General and administrative	19,568	23,117	89,843	94,269
Depreciation and amortization	28,809	33,170	118,817	133,617

Total operating expenses	212,918	226,915	799,002	920,685

Operating income (loss)	8,392	(9,691)	36,724	(26,921)

Other (income) expense:
Interest income	(844)	(985)	(4,210)	(4,292)
Interest expense	31,128	30,871	130,572	122,809
Loss on extinguishment of debt	—	19,653	57,962	19,653
Other (income) expense	177	292	(2,602)	233

Total other expense	30,461	49,831	181,722	138,403

Loss before income taxes	(22,069)	(59,522)	(144,998)	(165,324)
Income tax provision (benefit)	282	166	1,006	(3,293)

Net loss	$(22,351)	$(59,688)	$(146,004)	$(162,031)

Net loss attributable to common stock per share—basic and diluted	$(0.28)	$(0.74)	$(1.81)	$(2.02)

Weighted average number of shares—basic and diluted	80,997	80,303	80,766	80,038

Gogo Inc. and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets

(in thousands)

	December 31,	December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$170,016	$184,155
Short-term investments	—	39,323

Total cash, cash equivalents and short-term investments	170,016	223,478
Accounts receivable, net of allowances of $686 and $500, respectively	101,360	134,308
Inventories	117,144	193,045
Prepaid expenses and other current assets	36,305	34,695

Total current assets	424,825	585,526

Non-current assets:
Property and equipment, net	560,318	511,867
Goodwill and intangible assets, net	76,499	83,491
Operating lease right-of-use assets	63,386	—
Other non-current assets	89,672	84,212

Total non-current assets	789,875	679,570

Total assets	$1,214,700	$1,265,096

Liabilities and Stockholders’ deficit
Current liabilities:
Accounts payable	$17,160	$23,860
Accrued liabilities	174,111	213,111
Deferred revenue	34,789	38,571
Deferred airborne lease incentives	26,582	24,145

Total current liabilities	252,642	299,687

Non-current liabilities:
Long-term debt	1,101,248	1,024,893
Deferred airborne lease incentives	135,399	129,086
Non-current operating lease liabilities	77,808	—
Other non-current liabilities	46,493	80,191

Total non-current liabilities	1,360,948	1,234,170

Total liabilities	1,613,590	1,533,857

Commitments and contingencies	—	—
Stockholders’ deficit
Common stock	9	9
Additional paid-in-capital	979,499	963,458
Accumulated other comprehensive loss	(2,256)	(3,554)
Accumulated deficit	(1,376,142)	(1,228,674)

Total stockholders’ deficit	(398,890)	(268,761)

Total liabilities and stockholders’ deficit	$1,214,700	$1,265,096

Gogo Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Cash Flows

(in thousands)

	For the Years Ended December 31,
	2019	2018
Operating activities:
Net loss	$(146,004)	$(162,031)
Adjustments to reconcile net loss to cash provided by (used in) operating activities:
Depreciation and amortization	118,817	133,617
Loss on asset disposals, abandonments and write-downs	13,851	13,352
Gain on transition to airline-directed model	—	(21,551)
Deferred income taxes	178	(3,821)
Stock-based compensation expense	16,511	16,912
Amortization of deferred financing costs	5,260	4,280
Accretion and amortization of debt discount and premium	14,711	18,255
Loss on extinguishment of debt	57,962	19,653
Changes in operating assets and liabilities:
Accounts receivable	29,898	(17,064)
Inventories	29,092	(50,762)
Prepaid expenses and other current assets	(630)	(3,106)
Contract assets	(21,863)	(30,485)
Accounts payable	(4,111)	(3,864)
Accrued liabilities	(11,452)	13,281
Deferred airborne lease incentives	(3,645)	(7,705)
Deferred revenue	(4,971)	(1,021)
Accrued interest	(29,646)	(955)
Warranty reserves	3,875	8,009
Other non-current assets and liabilities	(3,772)	(7,305)

Net cash provided by (used in) operating activities	64,061	(82,311)

Investing activities:
Purchases of property and equipment	(100,123)	(108,632)
Acquisition of intangible assets—capitalized software	(15,355)	(23,031)
Purchases of short-term investments	—	(39,323)
Redemptions of short-term investments	39,323	212,792
Other, net	2,446	—

Net cash provided by (used in) investing activities	(73,709)	41,806

Financing activities:
Proceeds from issuance of senior secured notes	920,683	—
Redemption of senior secured notes	(741,360)	—
Proceeds from issuance of convertible notes	—	237,750
Redemption of convertible notes	(159,502)	(200,438)
Payment of debt issuance costs	(22,976)	(8,054)
Payments on financing leases	(713)	(2,340)
Stock-based compensation activity	325	396

Net cash provided by (used in) financing activities	(3,543)	27,314

Effect of exchange rate changes on cash	(250)	578
Decrease in cash, cash equivalents and restricted cash	(13,441)	(12,613)
Cash, cash equivalents and restricted cash at beginning of period	191,116	203,729

Cash, cash equivalents and restricted cash at end of period	$177,675	$191,116

Cash, cash equivalents and restricted cash at end of period	$177,675	$191,116
Less: current restricted cash	560	1,535
Less: non-current restricted cash	7,099	5,426

Cash and cash equivalents at end of period	$170,016	$184,155

Supplemental Cash Flow Information:
Cash paid for interest	$140,833	$101,489

Gogo Inc. and Subsidiaries

Supplemental Information – Key Operating Metrics

Commercial Aviation North America

	For the Three Months		For the Years
	Ended December 31,		Ended December 31,
	2019	2018	2019	2018
Aircraft online (at period end)	2,442	2,551	2,442	2,551
Satellite	865	670	865	670
ATG	1,577	1,881	1,577	1,881
Total aircraft equivalents (average during the period)	2,500	2,673	2,496	2,818
Net annualized average monthly service revenue per aircraft equivalent (annualized ARPA) (in thousands)	$112	$113	$122	$111

Commercial Aviation Rest of World

	For the Three Months		For the Years
	Ended December 31,		Ended December 31,
	2019	2018	2019	2018
Aircraft online (at period end)	792	589	792	589
Total aircraft equivalents (average during the period)	700	498	632	418
Net annualized ARPA (in thousands)	$122	$144	$130	$149

•

Aircraft online. We define aircraft online as the total number of commercial aircraft on which our equipment is installed and service has been made commercially available as of the last day of each period presented. We assign aircraft to CA-NA or CA-ROW at the time of contract signing as follows: (i) all aircraft operated by North American airlines and under contract for ATG or ATG-4 service are assigned to CA-NA, (ii) all aircraft operated by North American airlines and under a contract for satellite service are assigned to CA-NA or CA-ROW based on whether the routes flown by such aircraft under the contract are anticipated to be predominantly within or outside of North America at the time the contract is signed, and (iii) all aircraft operated by non-North American airlines and under a contract are assigned to CA-ROW. All aircraft online for the CA-ROW segment are equipped with our satellite equipment. The decline in CA-NA’s aircraft online is due to the deinstallation of our equipment from certain American Airlines aircraft during 2018 and the first half of 2019.

•

Aircraft equivalents. We define aircraft equivalents for a segment as the number of commercial aircraft online (as defined above) multiplied by the percentage of flights flown by such aircraft within the scope of that segment, rounded to the nearest whole aircraft and expressed as an average of the month-end figures for each month in the period. This methodology takes into account the fact that during a particular period certain aircraft may fly routes outside the scope of the segment to which they are assigned for purposes of the calculation of aircraft online. The decline in CA-NA’s aircraft equivalents is due to the deinstallation of our equipment from certain American Airlines aircraft during 2018 and the first half of 2019.

•

Net annualized average monthly service revenue per aircraft equivalent (“ARPA”). We define net annualized ARPA as the aggregate service revenue plus monthly service fees, some of which are reported as a reduction to cost of service revenue for that segment for the period, less revenue share expense and other transactional expenses which are included in cost of service revenue for that segment, divided by the number of months in the period, and further divided by the number of aircraft equivalents (as defined above) for that segment during the period, which is then annualized and rounded to the nearest thousand.

Business Aviation

	For the Three Months		For the Years
	Ended December 31,		Ended December 31,
	2019	2018	2019	2018
Aircraft online (at period end)
Satellite	5,001	5,124	5,001	5,124
ATG	5,669	5,224	5,669	5,224
Average monthly service revenue per aircraft online
Satellite	$263	$249	$249	$243
ATG	3,200	3,036	3,113	3,027
Units Sold
Satellite	215	145	560	460
ATG	243	235	909	1,062
Average equipment revenue per unit sold (in thousands)
Satellite	$35	$37	$39	$39
ATG	79	68	69	66

•	Satellite aircraft online. We define satellite aircraft online as the total number of business aircraft for which we provide satellite services as of the last day of each period presented.

•	ATG aircraft online. We define ATG aircraft online as the total number of business aircraft for which we provide ATG services as of the last day of each period presented.

•

Average monthly service revenue per satellite aircraft online. We define average monthly service revenue per satellite aircraft online as the aggregate satellite service revenue for the period divided by the number of months in the period, divided by the number of satellite aircraft online during the period (expressed as an average of the month-end figures for each month in such period).

•

Average monthly service revenue per ATG aircraft online. We define average monthly service revenue per ATG aircraft online as the aggregate ATG service revenue for the period divided by the number of months in the period, divided by the number of ATG aircraft online during the period (expressed as an average of the month-end figures for each month in such period).

•	Units sold. We define units sold as the number of satellite or ATG units for which we recognized revenue during the period.

•

Average equipment revenue per satellite unit sold. We define average equipment revenue per satellite unit sold as the aggregate equipment revenue earned from all satellite units sold during the period, divided by the number of satellite units sold.

•

Average equipment revenue per ATG unit sold. We define average equipment revenue per ATG unit sold as the aggregate equipment revenue from all ATG units sold during the period, divided by the number of ATG units sold.

Gogo Inc. and Subsidiaries

Supplemental Information – Reportable Segment Revenue and Reportable Segment Profit (Loss) (1)

(in thousands, unaudited)

	For the Three Months Ended
	December 31, 2019
	CA-NA	CA-ROW	BA
Service revenue	$85,467	$23,140	$58,604
Equipment revenue	6,621	20,227	27,251

Total revenue	$92,088	$43,367	$85,855

Reportable segment profit (loss) (1)	$15,191	$(15,098)	$41,704

	For the Three Months Ended
	December 31, 2018
	CA-NA	CA-ROW	BA
Service revenue	$89,396	$19,326	$51,315
Equipment revenue	7,880	27,057	22,250

Total revenue	$97,276	$46,383	$73,565

Reportable segment profit (loss) (1)	$17,148	$(23,924)	$35,791

	For the Year Ended
	December 31, 2019
	CA-NA	CA-ROW	BA
Service revenue	$354,366	$88,065	$221,922
Equipment revenue	23,653	60,657	87,063

Total revenue	$378,019	$148,722	$308,985

Reportable segment profit (loss) (1)	$97,920	$(62,314)	$143,966

	For the Year Ended
	December 31, 2018
	CA-NA	CA-ROW	BA
Service revenue	$367,368	$66,402	$196,377
Equipment revenue (2)	101,849	67,992	93,776

Total revenue	$469,217	$134,394	$290,153

Reportable segment profit (loss) (1)	$62,286	$(90,779)	$140,198

(1)

Reportable segment profit (loss) is defined as net income (loss) attributable to common stock before unallocated corporate costs, interest expense, interest income, income taxes, depreciation and amortization, certain non-cash items (including amortization of deferred airborne lease incentives, stock-based compensation expense, loss on extinguishment of debt, amortization of STC costs and the accounting impact of the transition to the airline-directed model) and other income (expense). During the fourth quarter of 2019, we revised the presentation of our reportable segments’ operating results in order to exclude the impact of certain corporate costs from the calculation of reportable segment profit (loss). Prior period amounts have been reclassified to conform to the revised presentation. Reconciliations of total reportable segment profit (loss) to loss before income taxes reflecting the revised presentation are included in the table below. Prior period reportable segment revenue and cost of revenue are not affected by the revised presentation of reportable segment operating results.

(2)

CA-NA equipment revenue for year ended December 31, 2018 includes the accounting impact of the transition of one of our airline partners to the airline-directed model. See Note 2, “Summary of Significant Accounting Policies,” in our December 31, 2019 Form 10-K for additional information.

Gogo Inc. and Subsidiaries

Supplemental Information – Reportable Segment Cost of Service Revenue (1)

(in thousands, unaudited)

	For the Three Months		% Change
	Ended December 31,		2019 over
	2019	2018	2018
CA-NA	$48,220	$42,915	12.4%
BA	13,893	11,183	24.2%
CA-ROW	22,229	19,471	14.2%

Total	$84,342	$73,569	14.6%

	For the Year Ended		% Change
	December 31,		2019 over
	2019	2018	2018
CA-NA	$162,221	$174,726	(7.2%)
BA	53,068	42,833	23.9%
CA-ROW	82,559	74,083	11.4%

Total	$297,848	$291,642	2.1%

(1)	Excludes depreciation and amortization expense.

Gogo Inc. and Subsidiaries

Supplemental Information – Reportable Segment Cost of Equipment Revenue (1)

(in thousands, unaudited)

	For the Three Months		% Change
	Ended December 31,		2019 over
	2019	2018	2018
CA-NA	$5,892	$7,141	(17.5%)
BA	13,622	12,972	5.0%
CA-ROW	21,082	31,528	(33.1%)

Total	$40,596	$51,641	(21.4%)

	For the Year Ended		% Change
	December 31,		2019 over
	2019	2018	2018
CA-NA	$15,291	$90,661	(83.1%)
BA	51,744	55,416	(6.6%)
CA-ROW	67,693	76,167	(11.1%)

Total	$134,728	$222,244	(39.4%)

(1)	Excludes depreciation and amortization expense.

Gogo Inc. and Subsidiaries

Supplemental Information – Reconciliation of Total Reportable Segment Profit (Loss), as Revised

(in thousands, unaudited)

	For the Three Months Ended				For the Year Ended
	Mar 31, 2019	June 30, 2019	Sep 30, 2019	Dec 31, 2019	Dec 31, 2019
CA-NA segment profit	$30,662	$34,123	$17,944	$15,191	$97,920
CA-ROW segment loss	(18,193)	(16,402)	(12,621)	(15,098)	(62,314)
BA segment profit	33,755	31,395	37,112	41,704	143,966

Total reportable segment profit	46,224	49,116	42,435	41,797	179,572
Unallocated corporate costs (1)	(8,333)	(10,920)	(6,935)	(7,177)	(33,365)
Interest income	1,149	1,230	987	844	4,210
Interest expense	(32,554)	(36,150)	(30,740)	(31,128)	(130,572)
Depreciation and amortization	(30,749)	(29,967)	(29,292)	(28,809)	(118,817)
Amortization of deferred airborne lease incentives	8,953	6,077	6,335	7,186	28,551
Amortization of STC costs	(320)	(322)	(1,259)	(805)	(2,706)
Stock-based compensation expense	(4,327)	(4,318)	(4,066)	(3,800)	(16,511)
Loss on extinguishment of debt	—	(57,962)	—	—	(57,962)
Other income (expense)	3,365	(443)	(143)	(177)	2,602

Loss before income taxes	$(16,592)	$(83,659)	$(22,678)	$(22,069)	$(144,998)

	For the Three Months Ended				For the Year Ended
	Mar 31, 2018	June 30, 2018	Sep 30, 2018	Dec 31, 2018	Dec 31, 2018
CA-NA segment profit	$12,202	$14,476	$18,460	$17,148	$62,286
CA-ROW segment loss	(21,526)	(23,505)	(21,824)	(23,924)	(90,779)
BA segment profit	32,304	36,740	35,363	35,791	140,198

Total reportable segment profit	22,980	27,711	31,999	29,015	111,705
Unallocated corporate costs (1)	(11,606)	(8,465)	(10,869)	(9,335)	(40,275)
Interest income	1,076	1,328	903	985	4,292
Interest expense	(30,554)	(30,641)	(30,743)	(30,871)	(122,809)
Depreciation and amortization	(35,919)	(31,938)	(32,590)	(33,170)	(133,617)
Transition to airline-directed model	19,302	2,249	—	—	21,551
Amortization of deferred airborne lease incentives	7,630	7,462	8,074	8,484	31,650
Amortization of STC costs	(172)	(255)	(292)	(304)	(1,023)
Stock-based compensation expense	(4,386)	(4,213)	(3,932)	(4,381)	(16,912)
Loss on extinguishment of debt	—	—	—	(19,653)	(19,653)
Other income (expense)	505	(374)	(72)	(292)	(233)

Loss before income taxes	$(31,144)	$(37,136)	$(37,522)	$(59,522)	$(165,324)

(1)

Represents costs that are not directly attributable to the Company’s reportable segments, comprised primarily of the costs of corporate functions, including executive, legal, finance and human resources, but excluding stock-based compensation for those functions. For 2019, excluded stock-based compensation was $1.5 million, $1.5 million, $1.6 million and $1.5 million for the three month periods ending March 31, June 30, September 30 and December 31 and $6.1 million for the full year. For 2018, excluded stock-based compensation was $1.5 million, $1.5 million, $1.4 million and $1.5 million for the three month periods ending March 31, June 30, September 30 and December 31 and $5.9 million for the full year.

Gogo Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

(in thousands, except per share amounts)

(unaudited)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2019	2018	2019	2018
Adjusted EBITDA:
Net loss attributable to common stock (GAAP)	$(22,351)	$(59,688)	$(146,004)	$(162,031)
Interest expense	31,128	30,871	130,572	122,809
Interest income	(844)	(985)	(4,210)	(4,292)
Income tax provision (benefit)	282	166	1,006	(3,293)
Depreciation and amortization	28,809	33,170	118,817	133,617

EBITDA	37,024	3,534	100,181	86,810
Stock-based compensation expense	3,800	4,381	16,511	16,912
Amortization of deferred airborne lease incentives	(7,186)	(8,484)	(28,551)	(31,650)
Amortization of STC costs	805	304	2,706	1,023
Transition to airline-directed model	—	—	—	(21,551)
Loss on extinguishment of debt	—	19,653	57,962	19,653
Proceeds from litigation settlement	—	—	(3,215)	—

Adjusted EBITDA	$34,443	$19,388	$145,594	$71,197

Unlevered Free Cash Flow:
Net cash provided by (used in) operating activities (GAAP) (1)	$(11,278)	$9,585	$64,061	$(82,311)
Consolidated capital expenditures (1)	(37,250)	(7,251)	(115,478)	(131,663)

Free cash flow	(48,528)	2,334	(51,417)	(213,974)
Cash paid for interest (1)	54,356	1,666	140,833	101,489
Interest income (2)	(844)	(985)	(4,210)	(4,292)

Unlevered free cash flow	$4,984	$3,015	$85,206	$(116,777)

(1)	See unaudited condensed consolidated statements of cash flows.
(2)	See unaudited condensed consolidated statements of operations.

Definition of Non-GAAP Measures:

EBITDA represents net loss attributable to common stock before interest expense, interest income, income taxes and depreciation and amortization expense.

Adjusted EBITDA represents EBITDA adjusted for (i) stock-based compensation expense, (ii) amortization of deferred airborne lease incentives, (iii) amortization of STC costs, (iv) the accounting impact of the transition to the airline-directed model, (v) loss on extinguishment of debt and (vi) proceeds from litigation settlement. Our management believes that the use of Adjusted EBITDA eliminates items that, management believes, have less bearing on our operating performance, thereby highlighting trends in our core business which may not otherwise be apparent. It also provides an assessment of controllable expenses, which are indicators management uses to determine whether current spending decisions need to be adjusted in order to meet financial goals and achieve optimal financial performance.

We believe that the exclusion of stock-based compensation expense from Adjusted EBITDA is appropriate given the significant variation in expense that can result from using the Black-Scholes model to determine the fair value of such compensation. The fair value of our stock options is determined using the Black-Scholes model and varies based on fluctuations in the assumptions used in this model, including inputs that are not necessarily directly related to the performance of our business, such as the expected volatility, the risk-free interest rate and the expected life of the options. Therefore, we believe that the exclusion of this cost provides a clearer view of the operating performance of our business. Further, stock option grants made at a certain price and point in time do not necessarily reflect how our business is performing at any particular time. While we believe that investors should have information about any dilutive effect of outstanding options and the cost of that compensation, we also believe that stockholders should have the ability to consider our performance using a non-GAAP financial measure that excludes these costs and that management uses to evaluate our business.

We believe that the exclusion of the amortization of deferred airborne lease incentives and amortization of STC costs from Adjusted EBITDA is useful as it allows an investor to view operating performance across time periods in a manner consistent with how management measures reportable segment profit and loss (see Note 11, “Business Segments and Major Customers,” for a description of reportable segment profit (loss) in our consolidated financial statements). Management evaluates reportable segment profit and loss in this manner, excluding the amortization of deferred airborne lease incentives and amortization of STC costs, because such presentation reflects operating decisions and activities from the current period, without regard to the prior period decisions or the business model applicable to various connectivity agreements.

We believe that it is useful to an understanding of our operating performance to exclude the accounting impact of the transition by one of our airline partners to the airline-directed model and the loss on extinguishment of debt from Adjusted EBITDA because of the non-recurring nature of these activities.

We believe that the exclusion of litigation proceeds from Adjusted EBITDA is appropriate as this is non-recurring in nature and represents an infrequent financial benefit to our operating performance.

We also present Adjusted EBITDA as a supplemental performance measure because we believe that this measure provides investors, securities analysts and other users of our financial statements with important supplemental information with which to evaluate our performance and to enable them to assess our performance on the same basis as management.

Free Cash Flow represents net cash provided by (used in) operating activities, less purchases of property and equipment and the acquisition of intangible assets. We believe that Free Cash Flow provides meaningful information regarding the Company’s liquidity.

Unlevered Free Cash Flow represents Free Cash Flow adjusted for cash interest payments and interest income. We believe that Unlevered Free Cash Flow provides an additional view of the Company’s liquidity, excluding the impact of our capital structure.